As filed with the Securities and Exchange Commission on May 21, 2008
                                                      Registration No. 333-89260

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
___________________________

THE TORO COMPANY
 (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	41-0580470 (I.R.S. Employer Identification Number)

8111 Lyndale Avenue South
Bloomington, Minnesota  55420
(Address of Registrant’s Principal Executive Office) (Zip Code)
___________________________

The Toro Company Performance Share Plan
(Full title of the plan)

Timothy P. Dordell
Vice President, Secretary and General Counsel
The Toro Company
8111 Lyndale Avenue South
Bloomington, Minnesota 55420
(952) 888-8801
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies requested to:

Amy E. Culbert, Esq.
Oppenheimer Wolff & Donnelly LLP
45 South Seventh Street, Suite 3300
Minneapolis, Minnesota 55402-1509
(612) 607-7287
___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer     ☒                                                                                                                   Accelerated filer     ☐

Non-accelerated filer (Do not check if a smaller reporting company)     ☐                                    Smaller reporting company     ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 (the “Amendment”) is filed by The Toro Company (the “Registrant”) and relates to the Registrant’s Registration Statement on Form S-8 (No. 333-87461), filed with the Securities and Exchange Commission (the “Commission”) on September 21, 1999, the Registrant’s Registration Statement on Form S-8 (No. 333-89260), filed with the Commission on May 28, 2002, and the Registrant’s Post-Effective Amendment No. 1 to Form S-8 (No. 333-89260), filed with the Commission on June 2, 2003.  Under those two earlier Registration Statements, the Registrant registered shares of its common stock, par value $1.00 per share (the “Common Stock”), and related Preferred Share Purchase Rights, to be offered and sold in connection with the Performance Share Plan (the “Plan”).  Following a 2-for-1 stock split with a record date of April 1, 2003, and a second 2-for-1 stock split with a record date of March 28, 2005, the total number of shares, on an after-split basis, authorized to be offered and sold in connection with the Plan was 4,000,000 shares.

On February 16, 2006, the Compensation & Human Resources Committee of the Board of Directors of the Registrant approved an amendment to the Plan to decrease the number of shares of Common Stock that may be issued under the Plan from 4,000,000 to 3,000,000, subject to adjustment to reflect changes in the corporate or capital structure of Registrant, including but not limited to stock splits, stock dividends or similar transactions.

On January 15, 2008, the Board of Directors of the Registrant, upon recommendation of the Compensation & Human Resources Committee, approved an amendment to the Plan to decrease the number of shares of Common Stock that may be issued under the Plan from 3,000,000 to 2,750,000, subject to adjustment to reflect changes in the corporate or capital structure of Registrant, including but not limited to stock splits, stock dividends or similar transactions.  The Registrant is filing this Amendment to deregister 1,250,000 shares of Common Stock under the Plan to reflect the decrease in the number of shares of Common Stock that may be issued under the Plan.

Item 8.  Exhibits

The following exhibits are filed with or incorporated by reference into this Amendment:

Exhibit No.	Description
24.1	Power of Attorney (filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomington, State of Minnesota, on May 21, 2008.

THE TORO COMPANY
(Registrant)

By:  /s/ Timothy P. Dordell
Timothy P. Dordell
Vice President, Secretary and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael J. Hoffman Michael J. Hoffman	Chairman of the Board, President and Chief Executive Officer and Director (principal executive officer)	May 21, 2008
/s/ Stephen P. Wolfe Stephen P. Wolfe	Vice President, Finance and Chief Financial Officer (principal financial officer)	May 21, 2008
/s/ Blake M. Grams Blake M. Grams	Managing Director, Corporate Controller (principal accounting officer)	May 21, 2008
     /s/ Timothy P. Dordell
Timothy P. Dordell
As attorney in fact for Robert C. Buhrmaster, Winslow H. Buxton, Janet K. Cooper, Gary L. Ellis, Katherine J. Harless, Robert H. Nassau, Gregg W. Steinhafel, Inge G. Thulin and Christopher A. Twomey

	Directors	May 21, 2008

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
24.1	Power of Attorney	Filed herewith